EXHIBIT 99

PGT Industries to Consolidate Operations in Venice, FL

Venice, FL– December 3, 2010 – PGT Industries (NASDAQ: PGTI), will transfer the Salisbury, NC operations to Venice, FL consolidating its window and door production at the company's Florida plant.

"We expect that the consolidation of manufacturing operations to our Florida facility will enhance long-term competitiveness and improve efficiencies," said Rod Hershberger, President and CEO of PGT Industries. "We continue to make good progress in executing our strategy during a very difficult economic and market environment,” he said. “We now will be better positioned to provide our core customers the products and high level of service they expect from PGT."

There will be approximately 300 new positions created in Venice when the transition is complete. PGT plans to implement the consolidation over the next 60 days and expects it to be complete by the end of the second quarter of 2011. "Transitioning to a centralized location optimizes our manufacturing capacity and logistics," Hershberger said. "We believe this move will position PGT to be a stronger company with focus on growing our share within our core wind-borne debris market areas, and the support we are receiving from our local EDC and Sarasota County proved critically important in our decision-making process as we look to create hundreds of new jobs locally.”

ABOUT PGT:

Founded in 1980, PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® and PremierVue™ Impact-Resistant Windows and Doors; PGT® Architectural Systems; PGT® SpectraGuard™; and Eze-Breeze® Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information visit pgtindustries.com.

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Contact:
Carole Reams
PGT Industries
941-480-1600
creams@pgtindustries.com